Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of DCP Midstream Partners, LP for the registration of common units representing limited partner interests of DCP Midstream Partners, LP, and to the incorporation by reference therein of our report dated February 29, 2012, with respect to the consolidated financial statements of Discovery Producer Services LLC, included in the Annual Report (Form 10-K) of DCP Midstream Partners, LP for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

July 11, 2012